EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the foregoing Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-276843) of Remark Holdings, Inc. of our report dated April 17, 2023, relating to their consolidated financial statements as of December 31, 2022 and for the year then ended (which report includes an explanatory paragraph relating to substantial doubt about Remark Holdings, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California
February 14, 2024